CONAGRA FOODS

CONAGRA FOODS COMMENTS ON SECOND-QUARTER OUTLOOK; WILL ANNOUNCE DETAILS OF MARCH ANALYST EVENT WITH DEC. 22 EARNINGS RELEASE

OMAHA, Neb., Dec. 5, 2005 - Today ConAgra Foods (NYSE: CAG) commented on its recent business performance and indicated that it estimates fiscal 2006 second-quarter diluted EPS to be in the range of $0.31, including approximately $0.07 of expense from items that impact comparability. Excluding the estimated $0.07 per share of expense from items impacting comparability, second-quarter EPS is expected to be in the range of $0.38. That range is below what the company expected when it originally developed its fiscal 2006 plans, and is also below third-party estimates for the second quarter. The items that impact comparability for the quarter are principally asset impairment charges as well as accelerated recognition of benefits in connection with the recent departure of certain key executives.

The main operating  reasons for the  second-quarter  shortfall are:

o Lower than expected shipment volume and revenues, primarily in the Retail Products segment;

o Increased input and operating costs, including those related to fuel and energy, transportation, warehousing, steel, and other packaging; and

o A less favorable environment resulting in fewer opportunities for the commodity trading and merchandising operations.

Because the company has not yet finalized the closing of its books for the fiscal second quarter, which ended Nov. 27, some details about its performance have not yet been fully quantified; the company will therefore provide details about the impact of these and other factors with its second-quarter earnings release on Dec. 22.

Gary Rodkin, ConAgra Foods' President and CEO, commented, "This quarter's softness further illustrates that our company's fundamentals are not nearly as strong as they need to be. ConAgra Foods has the potential to be consistently much more profitable, and this organization has a new sense of urgency to identify the strategies and develop the action plans that will improve our brand performance and our operating efficiencies. It is important for our investors to understand that it will take some time before our plans and initiatives generate meaningful improvement in our results."

He continued, "I chose to lead ConAgra Foods' transformation efforts because of the company's potential for significantly improved top-line and bottom-line performance. Since I joined the company back in October, I have been spending a great deal of time reviewing our operations in detail and utilizing internal and external resources to identify high-value changes that will make us stronger. My initial conclusions confirm these opportunities are both real and attainable. I plan to present our future strategies and action plans in depth at an analyst event that we will host in New York City this coming March in connection with our fiscal third-quarter earnings release. We intend to announce the time and location of this event as part of our second-quarter earnings release on Dec.
22. If we identify issues that can be appropriately addressed before the March meeting, we will not hesitate to take actions that have clear benefits."

The company noted that some of the factors that negatively impacted the second quarter will likely continue into the second half of the fiscal year. While dependent on a variety of factors, the company's internal plans are for year-over-year EPS growth in the second half of fiscal 2006, excluding items impacting comparability, given the company's relatively weak performance in the second half of fiscal 2005.

Although the company does not yet know all of the details about its performance in the fiscal second quarter, the company is hosting a conference call with members of the investment community to discuss the limited issues in this release. That call will include Gary Rodkin, CEO, and Frank Sklarsky, CFO. The call is scheduled from 11:00 - 11:30 a.m. EST on Tuesday, Dec. 6, and will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-447-8217 and 1-706-679-0415, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 1:00 p.m. EST. To access the digital replay, a conference I.D. number will be required. Domestic participants should dial 1-800-642-1687, and international participants should dial 1-706-645-9291, and enter conference I.D. 3050639. A rebroadcast also will be available on the company's Web site, where it will be archived.

ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.